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                                  Exhibit 2.1
           Amendment #2 to Collaboration Agreement dated June 5, 1997


                                  AMENDMENT #2
                           TO COLLABORATION AGREEMENT

                     This Amendment #2 to Collaboration Agreement (this "Amendment") is made and entered into as of June 5, 1997, by and between DepoTech Corporation, a California corporation ("DepoTech") and Chiron Corporation, a Delaware corporation ("Chiron").

                     WHEREAS, DepoTech and Chiron have entered into that certain Collaboration Agreement dated as of March 31, 1994, as previously amended pursuant to Amendment #1 to Collaboration Agreement, dated as of April 1, 1997 (such amendment referred to as "Amendment #1", and the Collaboration Agreement as so amended referred to as the "Agreement"); and

                     WHEREAS, pursuant to the Agreement, the parties have collaborated in the development of DTC 101, as defined in the Agreement; and

                     WHEREAS, the Agreement grants to Chiron exclusive rights to DTC 101 in the United States, Canada and Europe, all on the terms set forth in the Agreement; and

                     WHEREAS, DepoTech wishes to purchase from Chiron, and Chiron wishes to sell to DepoTech, the rights to DTC 101 in Canada and Europe, and the right to use data and information developed under the Agreement with respect to DTC 101 in connection with DepoTech's development and commercialization of DTC 101 outside the U.S.; and

                     WHEREAS, Chiron's rights to develop and commercialize Generic Products, as defined in the Agreement, other than DTC 101 have lapsed; and

                     WHEREAS, the parties wish to amend the Agreement in order to implement such purchase and sale of such rights to DTC 101 in Canada and Europe, and to remove certain provisions with respect to Generic Products other than DTC 101;

                     NOW THEREFORE, the parties hereby agree as follows:

1. Capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise specified.

2. Chiron hereby agrees to transfer and sell to DepoTech, and DepoTech hereby agrees to receive and purchase from Chiron, all of Chiron's right, title and interest in the rights and licenses which are granted to Chiron pursuant to the Agreement to make, have made, use and sell DTC 101 in Canada and Europe, including without limitation all rights to data, trademarks, tradenames and service marks applicable to DTC 101 in Canada and Europe.

3. In return for such rights, DepoTech agrees to pay to Chiron an aggregate amount of $13,700,000, payable as follows:

        A.           $   ***    shall be payable in cash not later than
                     December 31, 1997.

        B.           $   ***     shall be payable as follows:





        *** Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Act.
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                     (i)   If, prior to December 31, 1998, the FDA issues a
                           letter or other notification (the "FDA
                           Notification") indicating that the NDA with respect to DTC 101 in the United States is approvable or
                           approved, the entire $   ***     shall be payable
                           upon the date of the FDA Notification. DepoTech shall, at its option, pay the entire amount in cash on the date of the FDA Notification, or deliver to Chiron on such date a promissory note in the form attached hereto as Exhibit A, for the principal amount of the unpaid balance. Such note shall be payable in full not later than December 31, 1998, and shall bear interest from the date of the FDA Notification until paid in full at a rate
                                      ***                    , not to exceed
                           the maximum rate permitted by applicable law.

                     (ii)  If no FDA Notification is issued by the FDA prior to
                           December 31, 1998, the entire $    ***    shall be
                           payable upon the date of the earliest of the FDA Notification or the issuance of any letter or other notification indicating that an application to market and sell DTC 101 is approvable or approved by the applicable regulatory authority of the European Union or any Major Market Country (such earliest date referred to herein as the "Later Payment Date"). DepoTech shall, at its option, pay the entire amount in cash on the Later Payment Date, or deliver to Chiron on such date a promissory note in the form attached hereto as Exhibit A, for the principal amount of the unpaid balance. Such note shall be payable in full not later than six months following the Later Payment Date, and shall bear interest from the Later Payment Date until paid in
                           full at a rate                ***              , not
                           to exceed the maximum rate permitted by applicable law.

                     (iii) In the event that all applications for regulatory
                           approval to market and sell DTC 101 in the United States, the European Union, and all Major Market Countries are permanently withdrawn, or no such applications are filed, DepoTech shall be relieved
                           of the obligation to pay the $    ***   , and Chiron
                           shall have the right to cause the rights to DTC 101 in Europe only to revert to it in accordance with
                           Section 4.

4.      Failure to Pay

        A. In the event of any failure by DepoTech, or a third party acceptable to DepoTech and Chiron, including without limitation
               ***                       , to make any payment required
        pursuant to Section 3.A., which failure is not cured within thirty (30) days following notice thereof by Chiron, Chiron shall have the right to cause all rights to DTC 101 in Canada and Europe to revert to Chiron in accordance with the original Agreement, and DepoTech shall take all steps necessary to enable Chiron to resume the exercise of such rights. In such event, all provisions of Sections 2, 5 and 6 of this Amendment shall terminate.

        B. In the event of any failure by DepoTech, or a third party acceptable to DepoTech and Chiron, including without limitation
        ***                      , to make any payment required
        pursuant to Section 3.B., including without limitation any payment required under any promissory note issued pursuant to
        Section 3.B., which failure is not cured within thirty (30) days following notice thereof by Chiron, Chiron shall have the right to cause all rights to DTC 101 in Europe to revert to Chiron in accordance with the original Agreement, and DepoTech shall take all steps necessary to enable Chiron to resume the exercise of such rights. In such event, all provisions of Sections 2, 5 and 6 of this Amendment shall terminate with respect to DTC 101 in Europe. The amendments to Section 2.2 of the Agreement shall terminate with respect to all countries other than Canada.





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        C.           The remedies set forth in this Section 4 shall be in
        addition to such other remedies as Chiron may have under any promissory note issued pursuant to Section 3.B. or otherwise by contract or at law or equity.

5.      The parties hereby amend the Agreement as follows:

        Section 1.2 is hereby amended to read in full as follows:

                     1.2 "Alternate Formulations" means any formulations of cytarabine prepared using DepoTech Technology other than DTC 101.

        Section 1.9 is hereby amended to read in full as follows:

                     1.9 "Compounds" means the Chiron Compounds, and references to a "Compound" shall be to any one of them.

        Section 1.16 is hereby deleted.

        Section 1.17 is hereby amended to read in full as follows:

                     1.17 "Generic Products" means DTC 101; and all references to DTC 101 and other Generic Products shall be deemed to refer solely to DTC 101.

        Section 1.36 is hereby amended to read in full as follows:

                     "1.36 "Territory" means the United States.

        The second sentence of Section 2.2 is hereby amended to read in full as follows:

                     Such access shall specifically, and without limitation, include the right of each party and each party's sublicensees and distributors to refer to, use, and publish in any regulatory approval application or in connection with any other activities required or useful in connection with commercialization of DTC 101, all data and information used or developed by either party or its sublicensees or distributors in support of DTC 101 regulatory applications worldwide, together with any additional data that may be developed relating to DTC 101 by either party. Except as provided in this Amendment, or as provided in the Agreement with respect to DTC 101 in the United States, Chiron shall not be entitled to receive any compensation for its contribution to the development of data with respect to DTC 101.

        The fifth sentence of Section 3.2.1, as amended by Amendment #1, shall be revised to read in full as follows:

                     "The cost of preparing and filing regulatory submissions in Canada shall be borne by DepoTech."

        Except as provided above, Sections 3.2.1 and 3.2.2 are hereby amended to apply solely to DTC 101 in the United States, except that DepoTech hereby agrees to keep Chiron promptly and regularly informed of the status of regulatory approvals with respect to DTC 101 in Canada and Europe, and of any issues which are raised by regulatory authorities in Canada and Europe which could affect or require any notification, modification, submission or other action with respect to DTC 101 in the United States.





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        Section 3.2.2(f), as amended by Amendment #1, is hereby deleted in its entirety.

        Sections 3.3 and 3.4 are hereby deleted in their entirety. The parties agree that DepoTech shall be solely responsible, at its expense, for the development and commercialization of DTC 101 in Europe from the date of this Amendment.

        Section 3.5 is hereby restated in full as follows:

                     3.5 Establishment of Minimum Annual Sales Targets and Requirements.

                           3.5.1 Minimum Annual Sales Requirements. Following receipt of all regulatory approvals necessary to commence marketing DTC 101 in the United States, Chiron shall submit to the CC annual marketing plans for DTC 101 for the United States. Such plans shall contain projected sales targets. The CC shall have the right to review, modify and approve such marketing plans, and in connection with such review shall determine minimum annual sales requirements (the "Minimum Annual Sales Requirements") for the United States for each calendar year, together with an estimate of sales for the following two calendar years. The Minimum Annual Sales Requirements shall be agreed to prior to January 1st of each year and shall provide a breakout of the Minimum Annual Sales Requirements for that year on a quarter-by-quarter basis. Minimum Annual Sales Requirements may be amended at any time on mutual agreement of the parties and shall generally represent a percentage of sales projected by Chiron for the relevant period.

                           3.5.2 Failure to Attain Minimum Annual Sales Requirements. If (i) Chiron shall fail to meet Minimum Annual Sales Requirements in the United States for any year (the "Deficit Year"), and (ii) such failure is not due to circumstances beyond the reasonable control of Chiron, and (iii) Chiron shall not make up the shortfall between actual Net Sales and the Minimum Annual Sales Requirement during the Deficit Year by exceeding such Minimal Annual Sales Requirement in the first two quarters of the following year by an amount which, when added to the Net Sales in the Deficit Year, equals or exceeds the Minimum Annual Sales Requirement for the Deficit Year in which the shortfall occurred, and (iv) Chiron shall not, within *** days following the giving of notice by DepoTech that the conditions set forth in (i), (ii) and (iii) have occurred, pay to DepoTech an amount equal to ***% of the difference between (A) the sum of (x) the actual Net Sales for DTC 101 in the United States for the Deficit Year plus (y) the amount by which Net Sales during the two calendar quarters of the year following the Deficit Year exceed the Minimum Annual Sales Requirement for such calendar quarters, and (B) the Minimum Annual Sales Requirement for DTC 101 in the United States for the Deficit Year, then DepoTech shall have the right, exercisable by delivering notice to Chiron and, as its sole remedy, to co-promote DTC 101 in the United States with Chiron. DepoTech shall have the right to conduct such co-promotion directly or with a Third Party. In the event DepoTech shall obtain co-promotion rights, DepoTech shall be entitled to receive its reasonable expenses of co-promotion (determined in accordance with standards approved by the CC and on the same basis as Chiron shall receive its sales, marketing and distribution expenses pursuant to Section 6.5), together with a reasonable co-promotion fee in an amount to be determined by the CC. In connection with the granting and exercise of such co-promotion rights, each party shall provide the other with such information concerning its marketing strategy and the state of the market in the United States in its possession as the other





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                           party may reasonably request, and take all
                           reasonable steps necessary to coordinate its sales and marketing activities in the United States with the other party's efforts. In the event the CC is unable to agree upon the basis on which DepoTech is to receive reimbursement of its promotional expenses, or the amount of such co-promotion fees, then the dispute shall be submitted to arbitration pursuant to Article XIV.

        Sections 3.6 and 3.7 are hereby deleted in their entirety.

        The introduction to Section 3.8 is hereby amended as follows:

                     3.8 Additional Indications and Formulations. With respect to their activities within the Territory:

        Section 3.13.2 is hereby amended as follows:

                     (i)  The heading is hereby restated in full as follows:
                     "Reasonable Compensation Upon Termination or Upon Breach of Contract."

                     (ii) The references to Sections 3.4.2 and 3.7 are hereby removed from the first sentence.

        Section 3.13.3 is hereby amended by removing the reference to Section
        3.7.2 from the first sentence.

        Section 3.13.4 is hereby amended by removing the references to Sections
        3.7.2 and 6.3.4 from the first sentence.

        The first sentence of Section 4.1.2 is hereby restated in full as follows:

                     The purposes of the PDC shall be to supervise and coordinate the Phase III Trial and the process of obtaining regulatory approval of DTC 101 in the United States.

        The first sentence of Section 4.2.2 is hereby restated in full as follows:

                     The CC shall review and approve Chiron's strategic plans for marketing and distributing DTC 101 in the United States, on a periodic basis, including sales, marketing and distribution budgets with respect to such Product prepared by Chiron.

        The following sentence shall be added at the end of Section 6.4.2:

                     This Section 6.4.2 shall be applicable in the United States only.

        The first sentence of Section 6.6 is hereby restated in full as follows:

                     Net Pretax Profits from each Generic Product sold in the Territory, if any, shall be allocated ***% to Chiron and ***% to DepoTech.

        Sections 7.1.2, 7.1.3 and 7.1.4 are hereby deleted in their entirety.

        Section 12.1 is hereby amended by inserting the following immediately following the end of subpart (c):

                     or (d) the manufacture, use, marketing or sale of DTC 101 by DepoTech, its contractors or licensees or any Third Party outside the Territory;





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        Section 13.7 is hereby amended to read in full as follows:

                     13.7. Acquisitions by Chiron. In the event that Chiron shall acquire control of any Third Party which is a competitor of DepoTech in the development of alternative drug delivery technologies, Chiron agrees not to cause such Third Party to develop and commercialize in the Territory Alternate Formulations of DTC 101 that are commercially suitable for the treatment of human cancer, indications for which regulatory approval is sought in the Territory pursuant to Section 3.8.2, or such other indications as may be the target of Alternate Formulations which are being developed by the parties for commercialization in the Territory pursuant to Section 3.8.4.

6.      The parties hereby adopt the following additional provision:

        Data Sharing and Adverse Drug Events. The parties recognize that the holder of or applicant for regulatory approval with respect to DTC 101 may be required to submit information and file reports to various governmental agencies in the applicable countries, including without limitation filings in connection with the initial filing for investigational use in humans, the filing of an application for regulatory approval, and subsequent supplemental filings and adverse event reports. The parties further recognize even though Chiron does not hold the regulatory approval in the United States, as the marketing party in the United States, Chiron must be informed of all such information and filings. Consequently, without limiting the obligations of the parties under Section 2.2, each party agrees to take the following actions:

                     (a) Each party shall provide to the other, for submission to applicable regulatory authorities and for use in connection with carrying out its activities under this Agreement, all significant information developed or received by the providing party with respect to DTC 101, including without limitation preclinical laboratory, animal toxicology and pharmacology studies, all clinical trial data, and adverse events arising from clinical trials or commercial experience, as described below.

                     (b) Each party shall report to the other immediately upon becoming aware of any unexpected or serious adverse experience with DTC 101, and shall promptly provide the other with copies of all written reports received with respect to adverse experiences with DTC 101, regardless of the seriousness of the adverse event. The parties shall develop mutually agreed upon detailed written operating procedures with respect to adverse events and the investigation and reporting thereof.

                     (c) In the event that either party contracts with a Third Party for research, development or marketing to be performed by such Third Party with respect to DTC 101, such party agrees to require such Third Party to provide the reports and information required to be delivered to the other party pursuant to this Section 6.

7. The parties hereby agree to take such further actions, and execute such further documents, as may be necessary to carry out the purposes of this Amendment #2.

8. Except as specifically amended as set forth herein, the Agreement remains in full force and effect.

9. This Amendment shall be governed by and construed under the laws under the State of California as applied to agreements among California residents entered into and to be performed entirely within California.



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10.     This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one in the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


DEPOTECH CORPORATION                         CHIRON CORPORATION

By: /s/ Edward L. Erickson                   By: /s/ Magnus Lundberg
   -------------------------------------        -----------------------------
   President and Chief Executive Officer        President Chiron Therapeutics





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